Back to Form 8-K
Exhibit 99.1

WELLCARE TO ACQUIRE CARE1ST HEALTH PLAN ARIZONA

TAMPA, Fla. (Oct. 5, 2016) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that it has entered into an agreement with Care1st Health Plan, an affiliate of Blue Shield of California, to acquire its subsidiaries Care1st Health Plan Arizona, Inc. and ONECare by Care1st Health Plan of Arizona, Inc. (together, “Care1st Arizona”), managed care companies that provide Medicaid and Medicare benefits to approximately 114,000 beneficiaries in Maricopa and Pima counties, Arizona’s largest geographic service areas.

“Our acquisition of Care1st Arizona provides us with an opportunity to expand our footprint into Arizona’s growing Medicaid and Medicare markets,” said Ken Burdick, WellCare’s chief executive officer. “Care1st Arizona is a well-regarded, quality health plan that has served government-sponsored programs in Arizona for more than 13 years. Its focus on community-based relationships and integrated delivery of medical care and social services aligns with our approach to providing improved health outcomes for low-income families, children, the disabled, seniors and individuals with complex medical needs.”

Under the terms of the agreement, WellCare will acquire Care1st Arizona from Care1st Health Plan for approximately $157.5 million, inclusive of statutory capital and subject to certain adjustments. The transaction is expected to be funded with available cash on hand and to close by the first quarter of 2017, pending regulatory approvals and other customary closing conditions. The transaction is also expected to be accretive to earnings per diluted share in the first year following the close of the acquisition. WellCare expects to provide additional details regarding the acquisition during its third quarter 2016 earnings conference call that is scheduled for November 1, 2016.

Bass, Berry & Sims PLC served as legal advisor to WellCare. Cain Brothers served as financial advisor and Kutak Rock LLP served as legal counsel to Blue Shield of California and Care1st Arizona.

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.8 million members nationwide as of June 30, 2016. For more information about WellCare, please visit the company’s website at www.wellcare.com.

About Care1st Health Plan

A plan dedicated to members first, Care1st Health Plan, an affiliate of Blue Shield of California, was founded in 1994 by a group comprised of providers, organized medical groups and hospitals with the heart of the community at the forefront of their minds. This dynamic team came together to create a pro-patient healthcare delivery system that has grown to over 500,000 members today. Care1st offers Medicaid, Medicare Advantage HMO and Dual Eligible Special needs plans. Care1st, a nonprofit health plan, is headquartered in the heart of the San Gabriel Valley. For more information, please visit www.care1st.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “continue,” “could,” “may,” “might,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof and similar expressions are forward-looking statements. For example, statements regarding the number of members to be acquired, the transaction’s financial impact and the timing and satisfaction of closing conditions of the transaction, including regulatory approval, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the timing and ability to satisfy closing conditions for the transaction, including receipt of regulatory approvals, adjustments to the purchase price, the manner of payment of the purchase price, WellCare’s ability to effectively execute and integrate acquisitions, WellCare’s ability to address operational challenges related to new business, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to meet the requirements of readiness reviews, WellCare’s ability to access capital and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:
Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
813-206-4421	813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

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